EXHIBIT 10.11
October 24, 2006
Robert Rusak
145 Morris Avenue
Mountain Lakes, NJ 07046
Dear Robert:
     This letter (the “Agreement”) confirms the agreement between you and Synacor, Inc. (the “Company”) regarding the termination of your employment with the Company.
     1. Resignation Date. You resigned as an officer and employee of the Company, effective as of October 31, 2006 (the “Resignation Date”).
     2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
     3. Salary and Vacation Pay. On the Resignation Date, the Company will pay you an amount which represents all of your salary earned through the Resignation Date and all of your accrued but unused vacation time or PTO (less all applicable withholding taxes and other deductions). You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You acknowledge and agree that you are not entitled to any severance payment or benefit under the offer letter between you and the Company, dated as of June 24, 2005.
     4. Severance Pay. Although you otherwise would not have been entitled to receive arty severance pay from the Company, the Company will continue paying you your current base salary (less all applicable withholding taxes) until the earlier of (a) the date that is two (2) months following the first date on which the Company starts making payments pursuant to this Section 4; and (b) the date on which you commence full-time employment in which you receive consideration (cash or otherwise), including (without limitation) as an employee, agent, consultant or in a self-employment capacity (the “Severance Period”). The payments will be made in accordance with the Company’s standard payroll procedures, starting on the Company’s first regular payroll date following the Effective Date. The maximum aggregate amount of these severance payments is equal to thirty thousand dollars ($30,000.00). You agree and acknowledge that if you commence any service as described in this Section 4, you will notify the Company no later than five (5) days after the commencement of such services. You agree and

Robert Rusak

acknowledge that during the Severance Period, you will make yourself available to assist the Company with respect to any issues related to your service with the Company, including (without limitation) any issues related to your transition from the Company as its CFO, the Company’s transition to its new outside auditors and the closing of the Company’s financing. If you breach any provision of this Agreement, you understand that no additional severance payments will be made.
     5. Bonus. You acknowledge and agree that you are not entitled to and have not earned any bonus amount from the Company for any reason. In consideration for you signing and not revoking this Agreement, the Company will pay you a bonus in the amount of twenty thousand dollars ($20,000), with one installment of $10,000 paid on January 31, 2007 and the final installment of $5,000 paid on February 29, 2007 and $5,000 paid on March 31, 2007.
     6. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). after the Resignation Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents during the Severance Period. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.
     7. Additional Option Vesting and Extension of Option Term. On July 13, 2005, the Company granted you an option to purchase 115,000 shares of its Common Stock (the “Option”). As of the Resignation Date, you will be vested in 38,334 of the shares that are subject to the Option. If you sign and do not revoke this Agreement, you will become vested in 2,396 additional shares (for a total of 40,730 vested shares), effective as of the date immediately prior to the Resignation Date. If you sign and do not revoke this Agreement, the Company will also permit you to exercise any vested portion of the Option until January 31, 2007 (“Option Term Extension”). You acknowledge and agree that this Option Term Extension will convert the status of your Option as an incentive stock option to a nonstatutory stock option, which will change the tax consequences to you upon Option exercise and sale of the underlying shares. If you do not sign this Agreement, the Option is exercisable with respect to the original 33,334 vested shares at any time until the date that is 30 days after the Resignation Date. If you sign and do not revoke this Agreement, the Option will be exercisable with respect to a total of 40,730 vested shares at any time after the Effective Date and not later than January 31, 2007. The Option will expire with respect to the remaining unvested shares on the Resignation Date. You acknowledge that, by the original terms of the Option, no additional shares would have vested. In all other respects, the Stock Option Agreement evidencing the Option between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement. Any other Stock Option Agreements or Stock Purchase Agreements between you and the Company will also remain in full force and effect.
     8. Release of All Claims. In consideration for receiving the severance benefits described above, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past

Robert Rusak

or present subsidiaries, parent or affiliates (collectively, including the Company, the “Entities”) or the Entities’ stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New Jersey Human Rights Act, the Family Medical Leave Act, the New York State Human Rights Law and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.
     9. Waiver. You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under any law that is analogous with Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     10. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.
     11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
     12. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on June 24, 2005, and a copy of which is attached as Exhibit A (the “PIIA”). You acknowledge and understand that the PIIA includes an express non-compete provision, which provides as follows and shall remain enforceable in accordance with its terms: “For the period of 24 months immediately following termination of my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; (iii) in the event of voluntary termination, act in Any Capacity in or with respect to any Competing Business located within the State of New York, the rest of the United States, or anywhere else in the world.” Except as expressly provided in this Agreement, this

Robert Rusak

Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
     13. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
     14. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
     15. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, director, officers, employees, products, services or business practices, except as required by law.
     16. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
     17. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).
     18. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
     Please indicate your agreement with the above terms by signing below.

Very truly yours,

Synacor, Inc

/s/ Julia Culkin
By: Julia Culkin
Title: Vice President, Human Resources
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot

Robert Rusak

pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Robert Rusak

Signature of Robert Rusak

Dated:	11.2.2006

Attachment
Exhibit A: Proprietary Information and Inventions Agreement